Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports Sales of $3.48 million
in Second Quarter Fiscal 2021 and 50% Increase in Net Income and
Provides Second Half FY2021 Sales Guidance

•	Second quarter revenues increased 4% to $3.48 million; second quarter gross margin was 46.6% versus 46.2%
•	Second quarter net income increased 50% to $178,000
•	First half FY2021 sales of $6.9 million increased 12% year-over-year; net income of $346,000, more than doubled from the $140,000 reported in the prior year period
•	Backlog increased 45% to $5.1 million from February 29, 2020
•	Second half of fiscal 2021, ending November 30, 2020, is expected to continue on the increasing sales trend experienced in the second quarter, as global industrial businesses continue to recover.

MILTON, N.Y., October 14, 2020 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fiscal year 2021 second quarter and year-to-date period ended August 31, 2020.

Dr. Christopher L. Coccio, Chairman and CEO, commented, “In the second quarter of FY2021, Sono-Tek recorded 4% revenue growth and a 50% increase in our bottom line compared to last year’s second quarter. The increase in net income reflects growth in revenue and gross profit as well as tight expense control and reductions. The Coronavirus has impacted some of our customers, particularly in the timing of orders, but we have been able to win orders in other areas to maintain some of our pre-Covid positive momentum, as demonstrated by the first half of the year 45% increase in backlog. We believe that our performance has been excellent given the uncertainties that most businesses have faced this year.”

“The growth in sales was driven by a significant shipment of an integrated coating system for the industrial market valued at $400k, plus a strong quarter for Multi-Axis coating machines sold to the Alternative Energy market, which combined to offset the slight decrease in sales of fluxing systems and other smaller units. The Alternative Energy market growth was driven by US companies interested in electrolyzer and fuel cell coating equipment, which is associated with carbon reduction energy supply. Our Medical business experienced a dip in revenue as several orders were put on hold due to COVID, but we are optimistic these will come back as various countries come back online,” continued Dr. Coccio.

“Our strategy to provide customers with a high level of application engineering support, in combination with large complex ultrasonic coating systems that are often highly customized, continues to cushion our business in these difficult times. For example, in July we announced a $1.5 million order for a highly engineered proprietary 6-axis ultrasonic coating system for an important European customer in the electronics industry. This order is among the largest orders that we’ve received in our history and is a direct result of the close collaboration between our engineers and the customer. These types of orders have increased in frequency over the past few years, and importantly, have increased our average revenue per order from tens of thousands of dollars to hundreds of thousands of dollars currently.”

“As a result of the increase in our backlog this quarter, we are expecting third quarter revenues to increase over the second quarter and for this trend to continue through the balance of the fiscal year, ending February 28, 2021. Sono-Tek’s flexibility in quickly refocusing its efforts to those countries that are operational has been helpful in softening the impact of the pandemic and will continue to be a part of our strategy for the foreseeable future,” concluded Dr. Coccio.

Year-to-Date Fiscal 2021 Results (Narrative compares with prior-year period unless otherwise noted)

	Six Months Ended August 31,		Change
	2020	2019	$	%
Net Sales	$6,909,000	$6,168,000	741,000	12%
Gross Profit	3,182,000	2,852,000	330,000	12%
Gross Margin	46.1%	46.2%
Operating Income	$386,000	$97,000	289,000	298%
Operating Margin	5.6%	1.6%
Net Income	$346,000	$140,000	206,000	147%
Net Margin	5.0%	2.3%
Diluted Earnings Per Share	$0.02	$0.01
Weighted Average Shares - Diluted	15,531,000	15,377,000

Second Quarter Fiscal 2021 Results (Narrative compares with prior-year period unless otherwise noted)

	Three Months Ended August 31,		Change
	2020	2019	$	%
Net Sales	$3,481,000	$3,346,000	135,000	4%
Gross Profit	1,621,000	1,547,000	74,000	5%
Gross Margin	46.6%	46.2%
Operating Income	$201,000	$92,000	109,000	118%
Operating Margin	5.8%	2.8%
Net Income	$178,000	$115,000	63,000	55%
Net Margin	5.1%	3.4%
Diluted Earnings Per Share	$0.01	$0.01
Weighted Average Shares - Diluted	15,533,000	15,399,000

Second Quarter FY2021 Review

Sales growth during the second quarter of fiscal 2021 was driven by a significant shipment of an integrated coating system for the Industrial Market valued at approximately $400,000, combined with a strong quarter for Multi-Axis coating systems sold to the Alternative Energy markets. The sales increase in these product lines more than offset the second quarter’s sales decrease in fluxing systems and in the Other product category.

From a product sales perspective, the Alternative Energy market showed significant growth, primarily driven by sales to US - based companies for electrolyzer coating equipment used for fuel cell manufacturing and advanced carbon emission reduction technology. The Company also recorded a strong quarter from the Industrial market resulting from the latest developed float glass coating platform shipping to a US - based customer. Quarterly demand and revenue in any of the Market or Product baskets typically varies due to the size and timing of orders, as a result, the multi-quarter totals at year-end are often more significant than reported in individual quarters, reflecting overall Market and Product trends.

In the second quarter of fiscal 2021, approximately 38% of sales originated outside of the United States and Canada compared with 72% in the prior-year period. The decrease in sales originating outside the US and Canada was influenced by the COVID-19 pandemic, as the Company experienced a decrease in orders from several geographic territories outside the US during COVID-19 peaks.

For the second quarter of fiscal 2021, gross profit increased $74,000, or 5%, compared with the prior-year period. Gross profit margin was 46.6% for the second quarter of fiscal 2021 versus 46.2% in the comparable period. Operating income increased by $109,000, more than doubling to $201,000 in the second quarter of fiscal 2021 compared with $92,000 for the prior year period. Growth in revenue and gross profit were key factors in the improvement. Operating margin for the quarter increased to 5.8% compared with 2.8% in the prior year period. Operating leverage enabled the Company to increase its net income by $63,000, or 55%, to $178,000 compared with $115,000 for the comparable period.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at quarter-end were $7,825 million, a modest decrease from February 29, 2020, the end of fiscal year 2020. The decrease was the result of the timing of working capital requirements primarily due to increases in accounts receivable and inventories and decreases in customer deposits and accounts payable. Higher inventory is necessary to address both customer demand for shorter delivery cycles and increased order levels.

Year-to-date capital expenditures were $290,000 compared with $319,000 in the prior-year period. The fiscal 2021 expenditures do not reflect $100,000 in grant proceeds received during the second quarter.  The current period’s capital expenditures are for upgrades to the Company’s manufacturing facilities.  Sono-Tek anticipates total capital expenditures to be approximately $0.5 million to $0.6 million in fiscal 2021.

At August 31, 2020, the Company had total debt of $1.6 million, comprised of $1.0 million in a PPP loan under the CARES Act and $624,000 in mortgage debt on the Company’s industrial park complex that accrues annual interest at a rate of 4.15%.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit
www.sono-tek.com.

Safe Harbor Statement
This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; the recovery of the Electronics/Microelectronics and Medical markets following COVID-19 related slowdowns; the forgiveness of our PPP loan; and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues as forecasted. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Financial Tables Follow

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	August 31,
	2020	February 29,
	(Unaudited)	2020
ASSETS

Current Assets:
Cash and cash equivalents	$3,971,611	$3,659,551
Marketable securities	3,852,601	4,219,240
Accounts receivable (less allowance of $71,000)	1,348,648	929,701
Inventories, net	2,462,048	2,381,891
Prepaid expenses and other current assets	94,835	153,698
Total current assets	11,729,743	11,344,081

Land	250,000	250,000
Buildings, net	1,614,391	1,654,061
Equipment, furnishings and building improvements, net	1,236,607	1,212,578
Intangible assets, net	97,999	106,291
Deferred tax asset	176,314	176,314

TOTAL ASSETS	$15,105,054	$14,743,325

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$712,704	$668,721
Accrued expenses	1,319,327	1,613,409
Customer deposits	988,102	1,648,690
Current maturities of long term debt	725,743	169,716
Income taxes payable	63,743	70,621
Total current liabilities	3,809,619	4,171,157

Deferred tax liability	251,761	251,761
Long term debt, less current maturities	899,573	538,000
Total liabilities	4,960,953	4,960,918

Commitments and Contingencies – (Note 10)	—	—

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,435,935 and 15,348,180 shares issued and outstanding, respectively	154,360	153,482
Additional paid-in capital	9,033,531	9,018,406
Accumulated earnings	956,210	610,519
Total stockholders’ equity	10,144,101	9,782,407

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,105,054	$14,743,325

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended August 31,		Three Months Ended August 31,
	2020	2019	2020	2019

Net Sales	$6,909,185	$6,168,250	$3,480,641	$3,345,822
Cost of Goods Sold	3,727,486	3,316,323	1,859,675	1,798,830
Gross Profit	3,181,699	2,851,927	1,620,966	1,546,992

Operating Expenses
Research and product development costs	834,940	658,870	423,516	321,697
Marketing and selling expenses	1,388,987	1,476,696	682,270	799,284
General and administrative costs	572,254	619,475	313,852	333,662
Total Operating Expenses	2,796,181	2,755,041	1,419,638	1,454,643

Operating Income	385,518	96,886	201,328	92,349

Interest Expense	(17,704)	(17,465)	(9,287)	(8,518)
Interest and Dividend Income	25,483	56,983	2,837	25,812
Other income	19,519	16,877	8,084	12,122

Income Before Income Taxes	412,816	153,281	202,962	121,765

Income Tax Expense	67,125	13,303	25,199	7,000

Net Income	$345,691	$139,978	$177,763	$114,765

Basic Earnings Per Share	$0.02	$0.01	$0.01	$0.01

Diluted Earnings Per Share	$0.02	$0.01	$0.01	$0.01

Weighted Average Shares - Basic	15,410,952	15,285,024	15,424,126	15,301,613

Weighted Average Shares - Diluted	15,530,910	15,376,906	15,533,010	15,399,163

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Unaudited
	Six Months Ended August 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$345,691	$139,978
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	214,280	191,977
Stock based compensation expense	16,003	43,827
Inventory reserve	36,000	32,000
Decrease (Increase) in:
Accounts receivable	(418,947)	125,491
Inventories	(116,157)	(952,898)
Prepaid expenses and other current assets	58,863	212,642
(Decrease) Increase in:
Accounts payable and accrued expenses	(250,099)	352,124
Customer Deposits	(660,588)	434,894
Income taxes payable	(6,878)	8,472
Net Cash (Used In) Provided by Operating Activities	(781,832)	588,507

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and furnishings	(290,347)	(319,055)
Capital expenditure grant proceeds	100,000	—
Sale (purchase) of marketable securities	366,639	(1,051,898)
Net Cash Provided by (Used in) Investing Activities	176,292	(1,370,953)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable - bank	1,001,640	—
Repayment of long term debt	(84,040)	(80,696)
Net Cash Provided by (Used In) Financing Activities	917,600	(80,696)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	312,060	(863,142)

CASH AND CASH EQUIVALENTS
Beginning of period	3,659,551	3,144,123
End of period	$3,971,611	$2,280,981

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$13,972	$17,465
Income Taxes Paid	$74,004	$4,831

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

Product and Market Sales

Product Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2020	2019	$	%		2020	2019	$	%
Fluxing Systems	$94,000	$211,000	(117,000)	(55%	)	$438,000	$602,000	(164,000)	(27%	)
Integrated Coating Systems	673,000	413,000	260,000	63%		1,849,000	810,000	1,039,000	128%
Multi-Axis Coating Systems	1,985,000	1,815,000	170,000	9%		2,898,000	2,888,000	10,000	—
OEM Systems	232,000	246,000	(14,000)	(6%	)	654,000	565,000	89,000	16%
Other	497,000	661,000	(164,000)	(25%	)	1,070,000	1,303,000	(233,000)	(18%	)
TOTAL	$3,481,000	$3,346,000	135,000	4%		$6,909,000	$6,168,000	741,000	12%

Market Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2020	2019	$	%		2020	2019	$	%
Electronics/Microelectronics	$811,000	$1,376,000	(565,000)	(41%	)	$3,051,000	$2,913,000	138,000	5%
Medical	961,000	1,250,000	(289,000)	(23%	)	1,653,000	1,792,000	(139,000)	(8%	)
Alternative Energy	826,000	223,000	603,000	270%		1,221,000	610,000	611,000	100%
Emerging R&D and Other	479,000	400,000	79,000	20%		516,000	685,000	(169,000)	(25%	)
Industrial	404,000	97,000	307,000	316%		468,000	168,000	300,000	179%
TOTAL	$3,481,000	$3,346,000	135,000	4%		$6,909,000	$6,168,000	741,000	12%